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Exhibit (c)(2)

JULY 7, 2004 Confidential Houlihan Lokey Howard & Zukin Financial Advisors 123 North Wacker Drive, 4th Floor Chicago, Illinois 60606-1700 312-456-4700 312-456-4701 www.hlhz.com	Presentation to the Special Committee of Minuteman International, Inc. Fairness Analysis

Chicago    Los Angeles    New York    San Francisco
Washington, D.C.    Minneapolis    Dallas    Atlanta    London

Table of Contents

Tab
Overview & Conclusions	1
Company Overview	2
Industry Overview	3
Public Market Valuation Indications	4
Valuation Analysis	5
Appendices
Comparable Public Company Information: Comparable Group I	A
Comparable Public Company Information: Comparable Group II	B

i

Overview & Conclusions

ENGAGEMENT OVERVIEW

•
On April 5, 2004, Hako Werke International GmbH ("Hako") put forth a proposal expressing its interest in acquiring all of the shares of Minuteman International, Inc. ("Minuteman" or the "Company") that it does not already control. Hako currently owns approximately 68% of the Company's issued and outstanding shares of common stock. Hako's proposal now contemplates a merger with a wholly-owned subsidiary of Hako, which would be subject to certain conditions. Hako's proposal included a statement that it is not interested in selling its stake in the Company to another party.

•
Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey") was retained on or about April 8, 2004 by the Special Committee (the "Committee") of the Board of Directors of Minuteman (the "Board") to render an opinion to the Committee as to the fairness, from a financial point of view, of the consideration that would be received by those shareholders not affiliated with Hako (the "Public Shareholders") in response to the offer made by Hako to acquire all of the shares of the Company that it or its subsidiaries do not already control. Hako's plan is to effectuate a long-form merger requiring the affirmative vote of two-thirds of the votes of the outstanding shares of Minuteman stock.

•
Due to the limited scope of this engagement (including practical limitations that result from Hako's status as the controlling shareholder of the Company and its stated intention of its unwillingness to sell its interest in the Company), Houlihan Lokey did not initiate any discussions with third parties with respect to a possible acquisition of the Company, provide any advice on the structure of the transaction, or provide services other than investigational analysis necessary to enable it to deliver its opinion.

TRANSACTION TIMELINE

Date	Event
April 5, 2004	Minuteman receives a letter from Hako expressing its interest in acquiring all of the outstanding common stock of the Company that are not already owned by a subsidiary of Hako for $12.85 per share. Hako also noted in its letter that it is not interested in selling its existing interest in the Company to another party.
April 5, 2004	The Board forms the Committee to review Hako's proposal, negotiate with Hako, and to make a recommendation to the Board regarding the appropriate response to Hako's proposal.
April 8, 2004	Houlihan Lokey is retained by the Committee to render it an opinion with respect to the fairness, from a financial point of view, of the consideration to be received by the Public Shareholders in response to the offer made by Hako to acquire all of the shares of the Company that it or its subsidiaries do not already control.
May 26, 2004	The Committee, and its legal advisor (Winston & Strawn LLP) met with Hako and its advisors and responded to the $12.85 offer price by noting it has observed premiums that exceeded the 15.4% 1-day premium implied by the $12.85 offer price. Specifically, the median premiums ranged from 14.3% to 51.5%.
May 28, 2004	Hako responds by making an amended proposal at $13.50 per share.
June 1, 2004	Winston & Strawn LLP respond to Hako's representatives that the offer price should be in the $14.00 per share range based on the analysis of the Committee and its advisors.
June 11, 2004	Winston & Strawn LLP and the Committee reiterate with Hako's advisors that the offer needs to be at least $14.00 per share.
July 7, 2004	Hako and its advisors meet with the Committee and its advisors and negotiate a price per share of $13.75. The Committee recommends to the Board that it accept Hako's offer.

TRANSACTION OVERVIEW

•
Hako currently proposes a merger and the acquisition of the shares of Minuteman that are not already owned by a subsidiary of Hako for $13.75 per share. The aforementioned acquisition of the Company through a long-form merger and the terms outlined below are referred to collectively as the "Proposed Transaction."

•
Through the process outlined on the preceding page, Hako and Minuteman have agreed to the following terms:

Consideration:	$13.75 per share in cash.
Authorization:	Affirmative votes of at least two-thirds of the votes of the outstanding shares of Minuteman stock.
Other Offers:	Minuteman may entertain other unsolicited bona fide, superior proposals.
Indemnification:	Directors, officers, and employees are indemnified for six years and will purchase tail insurance.
Breakup Fees:	Hako pays out-of-pocket expenses, limited to $500,000 in aggregate, to Minuteman if it terminates the agreement based on certain actions of the board or a fairness opinion that is withheld or adversely modified or financing is unavailable. Either party pays the non-terminating party break up fees if the termination is the result of a material breach of representations, warranties, or covenants.
Form of Transaction:	Long-form merger.
Dissent Rights:	Shareholders may elect to dissent in accordance with Section 5/11.70 of the Illinois Business Corporation Act of 1983, as amended.
Financing:	Upon execution of the merger agreement, the Company will enter into a $10 million term loan facility (to partially fund the transaction).

OFFER PREMIUM TO MARKET

	Offer Price	Stock Price on April 2, 2004(1)	20-Day Avg. Stock Price as of April 2, 2004(1)	30-Day Avg. Stock Price as of April 2, 2004(1)
April 5, 2004 Offer	$12.85	$11.14	$11.13	$11.05
May 28, 2004 Offer	$13.50	$11.14	$11.13	$11.05
July 7, 2004 Offer	$13.75	$11.14	$11.13	$11.05
Implied Premium to July 7, 2004 Offer		23.4%	23.5%	24.4%

(1)
Trading day prior to Hako's letter.

Note: The prices shown above are averages based upon the 20- and 30-day trading days preceding the April 5, 2004 offer as of April 2, 2004.

TRANSACTION RATIONALE

•
Hako considers Minuteman to be critically important to its success in the U.S. market.

•
According to Hako, the U.S. market differs significantly from the European market and demands a local presence.

•
It is difficult for foreign manufacturers to build U.S. market positions in this industry through exports alone.

•
The Proposed Transaction would give Hako and its subsidiaries greater access to the U.S. market, which represented 84% of Minuteman's sales as of September 30, 2003.

•
The Proposed Transaction would enhance Hako's distribution in two ways:

•
Hako and its subsidiaries would acquire the ability to distribute their products across the U.S.; and

•
Minuteman could further capitalize on Hako's relationships and distribution network in Europe to increase the Company's international sales.

•
Minuteman also has a limited presence in Latin America, Canada, the Asia Pacific, the Middle East, and Africa, which Hako considers to be future growth markets.

•
The Company appears to receive little analyst coverage, has limited institutional ownership and is subject to low trading volume.

•
Minuteman incurs substantial costs to comply with reporting requirements as an independent publicly held entity.

DUE DILIGENCE

•
In connection with this engagement, we have to date made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•
met with members of the Committee and its counsel to discuss the Proposed Transaction;

•
met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects, and projected operations and performance of the Company;

•
visited the Company's headquarters and one of its manufacturing facilities located in Addison, Illinois;

•
reviewed the Company's SEC filings on Form 10-K for the five fiscal years ended December 31, 2003 and quarterly reports on Form 10-Q for the quarter ended March 31, 2004, which the Company's management has identified as being the most current financial statements available;

•
reviewed certain financial forecasts and projections prepared by the Company's management with respect to the Company, for the fiscal years ending December 31, 2004 through 2006;

•
reviewed the historical market prices and trading volume for the Company's publicly traded securities;

•
reviewed the Company's FAS 142 Valuation, dated October 1, 2003;

•
reviewed a draft of the Agreement and Plan of Merger by and among Hako-Werke International GmbH, Minuteman International, Inc. and MMAN Acquisition Corp., dated July 1, 2004 (the "Agreement");

•
reviewed certain other publicly available financial data for certain companies that we deemed comparable to the Company;

•
participated in certain discussions and negotiations with the Committee and a Hako representative and its advisors regarding the Proposed Transaction; and

•
conducted such other studies, analyses and inquiries as we have deemed appropriate and took into account such other matters as we deemed necessary, including an assessment of general economic, market and monetary conditions.

LIMITING FACTORS AND OTHER CONSIDERATIONS

•
Houlihan Lokey has relied upon and assumed, without further verification, that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to Houlihan Lokey.

•
Houlihan Lokey has assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor has it evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters.

•
Houlihan Lokey has not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company.

•
With respect to the financial forecasts and projections information furnished to or discussed with Houlihan Lokey by the Company, it has assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company.

•
Houlihan Lokey has also assumed that the final form of the Agreement will be substantially similar to the last draft it reviewed.

COMPARABLE COMPANY SELECTION

•
Houlihan Lokey reviewed certain financial information of publicly traded comparable companies and established two groups of comparable companies.

•
Houlihan Lokey deemed the selected companies to be reasonably comparable to Minuteman based on the industry in which Minuteman operates, the Company's principal competitors, and the Company's business risk profile.

•
Comparable Group I includes:

• Alamo Group Inc.	• TennantCompany
• Gehl Company	• The Toro Company
•
Comparable Group II includes:

• AGCO Corporation	• Electrolux AB
• Blount International, Inc.	• Federal Signal Corporation
• Buhler Industries Inc.
•
Houlihan Lokey considered Comparable Group I to be more comparable to Minuteman than Comparable Group II.

VALUATION SUMMARY

($Millions, except per share values)

Enterprise Value Indication from Operations

				Implied Per Share Value(1)
Market Approach
	Low		High	Low	High
Market Multiple Methodology	$39.400	—	$41.600	$10.06	$10.67
Income Approach
Discounted Cash Flow Methodology	$35.100	—	$40.400	$8.86	$10.34
Results Summary
Enterprise Value from Operations (rounded)	$37.300	—	$41.000

Nonoperating Assets/Liabilities:
Add: Cash and Cash Equivalents Balance as of 3/31/2004	$4.177	—	$4.177

Enterprise Value (rounded)	$41.500	—	$45.200

Less: Total Debt	$7.500	—	$7.500

Aggregate Value of Minority Interests (rounded)	$34.000	—	$37.700
Per Share Value(1)	$9.48	—	$10.51

Note: The comparable transaction approach was not used because there are a lack of sufficient recent comparable transactions that include publicly-disclosed information.

(1)
Based on 3,586,068 shares outstanding, including 3,580,173 common shares outstanding per the 3/31/04 Form 10-Q plus 5,895 shares of restricted stock that have since vested per management.

IMPLIED MULTIPLE ANALYSIS

($Millions, except per share values)

Transaction Summary
Offer Price per Share	$13.75
Shares Outstanding (millions)	3.586

Implied Equity Value	$49.308
Plus: Total Debt	$7.500
Less: Cash	$(4.177)

Implied Enterprise Value	$52.631

Implied Multiple Analysis

															Implied Multiple As a Percent of:
					Range
	Enterprise Value	Representative Level	Implied Multiple										Tennant Company
					Low		High		Mean		Median				Low	Median	High	Tennant
Comparable Group I
LTM
Revenues	$52.631	$75.524	0.70	x	0.55	x	1.25	x	0.82	x	0.73	x	0.80	x	126.9%	94.9%	55.7%	86.9%
EBITDA	$52.631	$5.069	10.4	x	8.4	x	10.2	x	9.3	x	9.4	x	10.1	x	123.8%	110.9%	101.4%	102.9%
EBIT	$52.631	$3.711	14.2	x	11.0	x	16.2	x	12.9	x	12.3	x	16.2	x	128.5%	115.7%	87.7%	87.7%
NFY
Revenues	$52.631	$78.065	0.67	x	0.48	x	1.15	x	0.79	x	0.75	x	0.75	x	139.4%	90.2%	58.9%	90.2%
EBITDA	$52.631	$5.174	10.2	x	6.9	x	9.0	x	8.2	x	8.8	x	9.0	x	147.3%	115.9%	113.5%	113.5%
EBIT	$52.631	$3.606	14.6	x	8.9	x	13.4	x	10.9	x	10.5	x	13.4	x	163.5%	139.6%	108.6%	108.6%
Comparable Group II
LTM
Revenues	$52.631	$75.524	0.70	x	0.38	x	1.66	x	1.00	x	0.97	x			184.2%	71.7%	42.1%
EBITDA	$52.631	$5.069	10.4	x	4.3	x	13.2	x	9.3	x	8.6	x			243.1%	120.1%	78.4%
EBIT	$52.631	$3.711	14.2	x	6.1	x	18.2	x	12.8	x	10.8	x			230.7%	131.8%	77.9%
NFY
Revenues	$52.631	$78.065	0.67	x	0.38	x	0.94	x	0.65	x	0.61	x			175.3%	110.7%	71.6%
EBITDA	$52.631	$5.174	10.2	x	5.0	x	11.6	x	7.9	x	7.0	x			202.9%	144.9%	87.6%
EBIT	$52.631	$3.606	14.6	x	7.6	x	15.3	x	10.7	x	9.4	x			193.1%	155.8%	95.6%
Combined Group
LTM
Revenues	$52.631	$75.524	0.70	x	0.38	x	1.66	x	0.92	x	0.80	x	0.80	x	184.2%	86.9%	42.1%	86.9%
EBITDA	$52.631	$5.069	10.4	x	4.3	x	13.2	x	9.3	x	8.6	x	10.1	x	243.1%	120.1%	78.4%	102.9%
EBIT	$52.631	$3.711	14.2	x	6.1	x	18.2	x	12.8	x	12.0	x	16.2	x	230.7%	117.9%	77.9%	87.7%
NFY
Revenues	$52.631	$78.065	0.67	x	0.38	x	1.15	x	0.72	x	0.68	x	0.75	x	175.3%	99.4%	58.9%	90.2%
EBITDA	$52.631	$5.174	10.2	x	5.0	x	11.6	x	8.0	x	7.9	x	9.0	x	202.9%	128.8%	87.6%	113.5%
EBIT	$52.631	$3.606	14.6	x	7.6	x	15.3	x	10.8	x	9.9	x	13.4	x	193.1%	147.3%	95.6%	108.6%

GOING PRIVATE STUDY ANALYSIS

1-Day Prior to Announcement(1)	Minuteman Price	1-Day Premium	Implied Price
Transactions Completed Since Jan. 1, 2001(2)	$11.14	29.7%	$14.45
Transactions $10 - $100 Million in Value(3)	$11.14	31.6%	$14.66
Offer Price Over $10.00(4)	$11.14	14.3%	$12.73
5-Days Prior to Announcement(1)	Minuteman Price	5-Day Premium	Implied Price
Transactions Completed Since Jan. 1, 2001(2)	$11.28	33.0%	$15.00
Transactions $10 - $100 Million in Value(3)	$11.28	37.9%	$15.56
Offer Price Over $10.00(4)	$11.28	17.4%	$13.24
20-Days Prior to Announcement(1)	Minuteman Price	20-Day Premium	Implied Price
Transactions Completed Since Jan. 1, 2001(2)	$11.05	33.5%	$14.75
Transactions $10 - $100 Million in Value(3)	$11.05	51.5%	$16.74
Offer Price Over $10.00(4)	$11.05	21.5%	$13.43
Low			$12.73
High			$16.74
Median			$14.66
Mean			$14.51

(1)
The relevant reference date for the 1-day, 5-day, and 20-day premia is April 2, 2004, the trading day prior to Hako's proposal.
(2)
Represents 351 total transactions and 294 transactions with disclosed detail.
(3)
Represents 23 transactions with disclosed detail that occurred between January 1, 2003 and December 31, 2003.
(4)
Represents 19 transactions with disclosed detail that occurred between January 1, 2003 and December 31, 2003.

Source: Houlihan Lokey Howard & Zukin's Going Private Study (13e-3 Filings), December 2003.

SUMMARY

($Millions, except per share values)

Implied Valuation Analysis (1)

											Implied Multiple as a Percent of:
					EBITDA Median Multiples of Comparable Group
											Comparable Group
									Tennant Company EBITDA Multiple
Offer Price	Implied Enterprise Value	LTM EBITDA	Implied LTM EBITDA Multiple
					I		II				I	II	Tennant
$13.75	$52.6	$5.1	10.4	x	9.4	x	8.6	x	10.1	x	110.9%	120.1%	102.9%

Valuation Analysis(2)

	Enterprise Value Conclusions			Implied Per Share Value(3)
Market Multiple Approach	$39.4	—	$41.6	$10.6	—	$10.67
Discounted Cash Flow Approach	$35.1	—	$40.4	$8.86	—	$10.34
Conclusions				$9.48	—	$10.51

Premium Analysis

	Implied Premiums(4)
	1-Day	20-Day	30-Day (5)
Offer Price: $13.75	23.4%	23.5%	24.4%
Implied Offer Prices
	1-Day	20-Day	30-Day (6)	1-Day	5-Day	20-Day (6)
Premiums Observed(7)	14.3% - 31.6%	17.4% - 37.9%	21.5% - 51.5%	$12.63 - $14.66	$13.24 - $15.56	$13.43 - $16.74
Medium: $14.66
52-week High: $14.10

(1)
While various multiples were analyzed, the LTM EBITDA is being shown above for summary purposes.
(2)
Represents a marketable, minority interest value.
(3)
Based on 3,586,068 shares outstanding, including 3,580,173 common shares outstanding per the 3/31/04 Form 10-Q plus 5,895 shares of restricted stock that have since vested, per management.
(4)
Represents premiums of the offer price compared to the public traded stock price the respective days prior to the announcement.
(5)
Based upon average prices for these time periods.
(6)
Based upon the actual share prices prior to these time periods.
(7)
Source: Houlihan Lokey Howard & Zukin's Going Private Study (13e-3 Filings), December 2003.

Company Overview

Summary

  •
  Minuteman manufactures and distributes one of the most complete lines of commercial and industrial vacuums, floor and carpet care, chemical cleaning and coating products and complementary accessories in the United States, Canada, Latin America, Europe, Asia Pacific, the Middle East, and Africa.

  •
  The Company's product line consists of hard surface floor care equipment, carpet care and maintenance products, sweepers, scrubbers, commercial and industrial specialized vacuums, and complementary accessories.

  •
  The Company's Minuteman product line, which represents approximately 50% of the Company's sales, manufactures and distributes a variety of commercial cleaning equipment, including tank vacuums, industrial vacuums, critical filter vacuums, floor machines and burnishers, carpet cleaning equipment, hardwood cleaning equipment, scrubbers, sweepers, and small rider machines.

  •
  Minuteman PowerBoss, Inc. is a wholly owned subsidiary of Minuteman that designs, manufactures and distributes ride-on and walk-behind sweepers and scrubbers for hard-surface floor and carpet care for use in industrial applications.

  •
  Multi-Clean, the chemical division of Minuteman formulates, manufactures and distributes chemical cleaning and floor coating products including multi-surface cleaners and degreasers, finishes and waxes, carpet care products, concrete and wood coatings and finishes, plus a full array of specialized chemicals.

  •
  Parker Sweeper Company manufactures a full line of litter vacuums as well as an extensive array of lawn and turf debris handling equipment.

  •
  Minuteman manufactures its products in several facilities located throughout the world.

  •
  Substantially all of the Company's commercial equipment is manufactured at its Illinois production facilities in Addison and Hampshire.

  •
  Substantially all of Minuteman's industrial equipment is manufactured at its Aberdeen, North Carolina production facility.

  •
  The remainder of the Company's industrial equipment is imported from Germany.

  •
  Minuteman's chemical cleaning and coating products are produced at its Shoreview, Minnesota facility.

  •
  The Company's equipment is sold under Minuteman International®, Minuteman®, Minuteman PowerBoss® and Parker Sweeper® trade names. Minuteman's chemical cleaning and coating products are manufactured by Minuteman International, Inc. and sold under the Multi-Clean® trade name.

  •
  Minuteman currently has 21 domestic and nine international patents.

Ownership Summary

Holder	Market Position (Number of Shares)	Percent of Total Shares Outstanding
Hako-Werke International GmbH	2,434,950	67.90%
Lillian A. Rau	255,650	7.13%
Steven Leonard and Pacifica Capital	204,636	5.71%
Royce & Associates LLC	155,700	4.34%
Dimensional Fund Advisors, Inc.	71,800	2.00%
AXA Rosenberg Investment Management LLC	68,800	1.92%
Charles Schwab Investment Management, Inc.	12,900	0.36%
California Public Employees Retirement Systems	5,000	0.14%
Gregory J. Rau	4,394	0.12%
RBC Capital Markets	3,500	0.10%
Thomas J. Nolan	3,358	0.09%
Michael A. Rau	1,636	0.05%
Other	363,744	10.14%

Total	3,586,068	100.00%

Revenue Breakdown

  •
  As shown below, a majority of the Company's revenue is generated by the Minuteman division.

Operating Trends

  •
  On a normalized basis, the Company's financial performance has exhibited negative trends in revenue and EBITDA margins other than fiscal 2000, primarily due to a sluggish domestic economy.

  •
  As summarized to the right, the Company projects a compound annual revenue growth rate of 3.7% through fiscal 2006 and stable EBITDA margins of 6.6% in 2004 through 2006 and 6.5% in 2007.

  •
  Minuteman has operated in a difficult industry environment facing:

  •
  increased consolidation;

  •
  increased outsourcing;

  •
  implementation of multiple brand strategies; and

  •
  increased pricing pressure.

Historical Income Statement

(audited; $Millions)

	Fiscal Year Ended December 31,
						LTM Ended 3/31/2004(1)
	1999	2000	2001	2002	2003
Revenues, Net	$77.682	$85.195	$76.122	$71.951	$74.348	$75.524
Cost of Sales (Goods Sold)	53.494	58.309	53.146	50.888	52.034	52.861

Gross Profit	24.188	26.886	22.976	21.063	22.314	22.663
Total Operating Expenses	16.885	18.628	16.889	17.630	18.960	19.393

Operating Income	7.303	8.258	6.087	3.433	3.354	3.270
Interest Expense	0.863	0.810	1.186	1.030	0.265	0.223
Interest (Income)	(0.072)	(0.202)	(0.167)	(0.071)	(0.011)	(0.006)
Other Expenses (Income)	(0.316)	(0.129)	(0.075)	(0.032)	(0.001)	0.022

Pretax Income (Loss)	6.828	7.779	5.143	2.506	3.101	3.031
Income Taxes (Credit)	2.486	2.880	1.638	0.725	1.088	1.042

Net Income (Loss)	$4.342	$4.899	$3.505	$1.781	$2.013	$1.989

Depreciation/Amortization	$1.948	$1.978	$1.921	$1.480	$1.406	$1.358
Capital Expenditures	$1.097	$1.462	$0.880	$0.885	$0.742	$0.904
EBITDA	$9.251	$10.236	$8.008	$4.913	$4.760	$4.628

EBIT	$7.303	$8.258	$6.087	$3.433	$3.354	$3.270

(1)
Unaudited.

LTM—Latest Twelve Months.

Note: EBIT and EBITDA do not include recurring other income / (expense).

Historical Income Statement (Common Size)

(audited)

	Fiscal Year Ended December 31,
						LTM Ended 3/31/2004(1)
	1999	2000	2001	2002	2003
Revenues, Net	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of Sales (Goods Sold)	68.9%	68.4%	69.8%	70.7%	70.0%	70.0%

Gross Profit	31.1%	31.6%	30.2%	29.3%	30.0%	30.0%
Total Operating Expenses	21.7%	21.9%	22.2%	24.5%	25.5%	25.7%

Operating Income	9.4%	9.7%	8.0%	4.8%	4.5%	4.3%
Interest Expense	1.1%	1.0%	1.6%	1.4%	0.4%	0.3%
Interest (Income)	-0.1%	-0.2%	-0.2%	-0.1%	0.0%	0.0%
Other Expenses (Income)	-0.4%	-0.2%	-0.1%	0.0%	0.0%	0.0%

Pretax Income (Loss)	8.8%	9.1%	6.8%	3.5%	4.2%	4.0%
Income Taxes (Credit)	3.2%	3.4%	2.2%	1.0%	1.5%	1.4%

Net Income (Loss)	5.6%	5.8%	4.6%	2.5%	2.7%	2.6%

Depreciation/Amortization	2.5%	2.3%	2.5%	2.1%	1.9%	1.8%
Capital Expenditures	1.4%	1.7%	1.2%	1.2%	1.0%	1.2%
EBITDA	11.9%	12.0%	10.5%	6.8%	6.4%	6.1%

EBIT	9.4%	9.7%	8.0%	4.8%	4.5%	4.3%

(1)
Unaudited

LTM—Latest Twelve Months.

Note: EBIT and EBITDA do not include recurring other income / (expense).

Historical Balance Sheet

(audited; $Millions)

	As of December
						As of 3/31/2004(1)
	1999	2000	2001	2002	2003
Assets
Current Assets:
Cash & Equivalents	$3.654	$3.671	$6.616	$6.207	$6.636	$4.177
Accounts Receivable	14.935	15.897	17.483	15.165	18.136	20.912
Inventories	19.067	19.975	18.364	18.856	17.190	18.769
Deferred Tax Assets	0.420	0.565	0.479	0.672	0.778	0.844
Other Current Assets	0.644	0.828	0.605	1.214	0.422	0.745

Total Current Assets	38.720	40.936	43.547	42.114	43.162	45.447
Net Fixed Assets	9.413	9.209	8.480	7.885	7.221	7.131
Intangible Assets	5.825	5.513	5.201	5.201	5.201	5.201

Total Assets	$53.958	$55.658	$57.228	$55.200	$55.584	$57.779

Liabilities & Stockholders' Equity
Current Liabilities:
Accounts Payable	$3.359	$2.574	$2.479	$2.037	$2.552	$4.600
Current Maturities	1.500	1.500	1.500	1.500	1.500	1.500
Accrued Expenses	3.235	3.369	3.106	3.107	3.384	3.124
Other Current Liabilities	0.000	0.121	0.976	0.000	0.108	0.319

Total Current Liabilities	8.094	7.564	8.061	6.644	7.544	9.543
Long-Term Debt	12.000	10.500	9.000	7.500	6.000	6.000
Other Liabilities	0.000	0.000	0.294	0.684	0.444	0.495
Deferred Taxes	0.265	0.310	0.243	0.256	0.603	0.609

Total Liabilities	20.359	18.374	17.598	15.084	14.591	16.647
Stockholders' Equity:
Common Stock	6.396	6.396	6.596	6.596	6.596	6.596
Retained Earnings	27.395	31.116	33.372	33.868	34.594	34.721
Accumulated and Other Comprehensive Loss	(0.192)	(0.228)	(0.188)	(0.265)	(0.181)	(0.185)
Unearned Restricted Stock	0.000	0.000	(0.150)	(0.083)	(0.016)	0.000

Net Stockholders'	33.599	37.284	39.630	40.116	40.993	41.132

Total Liabilities & Stockholders' Equity	$53.958	$55.658	$57.228	$55.200	$55.584	$57.779

Working Capital
Net	$28.472	$31.201	$30.370	$30.763	$30.482	$33.227
Total	$30.626	$33.372	$35.486	$35.470	$35.618	$35.904

(1)
Unaudited.

Comparative Financial Analysis

($Millions)

	Fiscal Year Ended December 31,
				LTM 03/31/04
	2001	2002	2003
Size
Adjusted Revenues	$76.122	$71.951	$74.348	$75.524
Adjusted EBIT	$6.087	$3.433	$3.695	$3.711
Adjusted EBITDA	$8.008	$4.913	$5.101	$5.069
Adjusted Net Income	$3.041	$1.484	$2.065	$2.096
Adjusted Cash Flow	$4.962	$2.964	$3.471	$3.454
Reported Total Assets	$57.228	$55.200	$55.584	$57.779
Reported Net Worth (Common, Tangible)	$34.429	$34.915	$35.792	$35.931
Total Interest-Bearing Debt	$10.500	$9.000	$7.500	$7.500
Profitability Ratios
Gross Profit Margin	30.2%	29.3%	30.0%	30.0%
Three-Year Average			29.8%
Adjusted EBIT Margin	8.0%	4.8%	5.0%	4.9%
Three-Year Average			5.9%
Adjusted EBITDA Margin	10.5%	6.8%	6.9%	6.7%
Three-Year Average			8.1%
Adjusted Net Income Margin	4.0%	2.1%	2.8%	2.8%
Three-Year Average			2.9%
Adjusted Tax Rate	31.8%	28.9%	35.1%	34.4%
Three-Year Average			32.0%
EBIT Return on Assets	10.8%	6.1%	6.7%	6.5%
Three-Year Average			7.9%
EBITDA Return on Assets	14.2%	8.7%	9.2%	8.9%
Three-Year Average			10.7%

LTM—Latest Twelve Months.

Comparative Financial Analysis

	Fiscal Year Ended December 31,
				LTM 3/31/2004
	2001	2002	2003
Growth Statistics
Annual Revenue Growth	NA	-5.5%	3.3%	1.6%
Revenue Two-Year CAGR			-1.2%
Annual Adjusted EBIT Growth	NA	-43.6%	7.6%	0.4%
EBIT Two-Year CAGR			-22.1%
Annual Adjusted EBITDA Growth	NA	-38.6%	3.8%	-0.6%
EBITDA Two-Year CAGR			-20.2%
Annual Adjusted Net Income Growth	NA	-51.2%	39.1%	1.5%
Net Income Two-Year CAGR			-17.6%
Depreciation & Capital Spending Measures
Depreciation To Capital Expenditures	218.3%	167.2%	189.5%	150.2%
Three-Year Average			191.7%
Capital Expenditures To Revenue	1.2%	1.2%	1.0%	1.2%
Three-Year Average			1.1%
Liquidity Ratios
Quick Ratio	3.0	3.2	3.3	2.6
Current Ratio	5.4	6.3	5.7	4.8
Financial Leverage Ratios
Total Interest-Bearing Debt To EBITDA	1.3	1.8	1.5	1.5
Interest Coverage	6.4	4.6	20.1	23.4
Interest Expense to Interest-Bearing Debt	NA	10.6%	3.2%	3.0%
Activity Ratios
Inventory Turnover	2.8	2.7	2.9	2.6
Asset Turnover	NA	1.3	1.3	1.3
Average A/R Collection Period (In Days)	80.0	82.8	81.7	93.1
Average A/P Payable Period (In Days)	17.4	16.2	16.1	27.6

LTM—Latest Twelve Months.

NA—Not Available.

Industry Overview

DEMAND FOR CLEANING SUPPLIES

  •
  Demand for cleaning supplies is driven primarily by the number of occupied buildings, which, in turn, is driven by business formations, commercial space, business investment, interest rates, building construction activity, and economic conditions in general.

  •
  As shown below, U.S. Gross Domestic Product, construction expenditures, and the number of business establishments have demonstrated an upward trend.

CLEANING SUPPLIES PRODUCT SEGMENTATION

  •
  In 2002(1), the market for cleaning supplies equaled $4.4 billion and has expanded at an annual growth rate of 4.8% between 1997 and 2002.

  •
  The market for cleaning supplies is divided into the following four segments, none of which is dominant.

  •
  Manual cleaning supplies

  •
  Automated floor cleaning systems

  •
  Bags and containers

  •
  Other

(1)
The latest information available is as of 2002.

MANUAL CLEANING PRODUCTS

  •
  Manual cleaning products are defined as:

• Brooms	• Cleaning cloths	• Brushes
• Mops	• Wipes	• Other task-specific products
• Sponges	• Spungees
• Scrubbing pads	• Dusters
  •
  The manual cleaning products category expanded at an annual growth rate of 6.1% between 1997 and 2002, and represented a $1.5 billion market in 2002.

  •
  According to The Freedonia Group, a market research firm, the office and institutional markets dominated usage of manual cleaning products in 2002 and represented 65% of the total cleaning supplies market.

  •
  Demand for manual cleaning products is projected to increase 5.8% per year through 2007 to $1.9 billion, a pace above that of the total cleaning supplies market.

  •
  Manual cleaning products will continue to be an integral component of the cleaning industry as these products are cost efficient and provide practical alternatives in smaller environments.

  •
  Despite these positive factors, demand in this segment will continue to be limited because of market maturity, lack of product differentiation and competition from automated cleaning equipment.

AUTOMATED FLOOR CLEANING SYSTEMS

  •
  Automated floor cleaning systems include:

• Commercial and industrial vacuum cleaners	• Carpet cleaners
• Sanding and scrubbing machines	• Waxing and polishing machines
• Power sweeping machines	• Multifunctional floor machines
• Other floor and carpet cleaning equipment
  •
  Demand for automated floor cleaning systems grew at an annual rate of 3.9% between 1997 and 2002, and represented a $1.4 billion market in 2002. This growth rate is much slower than the total cleaning supplies industry, which grew at an annual rate of 4.8% over the same period.

  •
  Demand for automated floor cleaning systems is forecasted to increase 4.5% per year between 2002 and 2007 to $1.6 billion in 2007.

  •
  Future gains are expected to be supported by a recovery in the U.S. economy and growth in nonresidential building expenditures.

  •
  A projected increase in nonresidential floor space through 2007 is anticipated to also bolster demand, especially given the growing popularity of hard surface flooring.

BAGS AND CONTAINERS

  •
  Products within the bags and containers segment include:

• Plastic refuse bags and liners	• Non-plastic cleaning bags
• Metal and plastic pails	• Waste bins and trash containers
  •
  Demand for cleaning bags and containers expanded at an annual growth rate of 3.6% between 1997 and 2002, and represented an $890 million market in 2002.

  •
  Demand for bags and containers is forecasted to increase 3.7% per year between 2002 and 2007 to $1.1 billion in 2007.

  •
  Aside from improvements in materials, the bags and containers segment offers little potential for price/performance upgrades.

  •
  Price competition tends to be intense, particularly among plastic bags and pails.

OTHER PRODUCTS IN THE CLEANING SUPPLIES INDUSTRY

  •
  Other products within the cleaning supplies industry include products such as:

• Janitorial carts	• Power cleaning equipment
• Sprayers	• Handles
• Floor machine pads	• Dust pans
• Mop wringers
  •
  In 2002, demand for other products in the cleaning supplies industry equaled $780 billion and expanded at an annual growth rate of 5.2% between 1997 and 2002.

  •
  Demand for other cleaning supplies and accessories is projected to increase 5.5% per year between 2002 and 2007 to $1.0 billion in 2007.

  •
  Demand is expected to benefit from product developments due to several factors:

  •
  ergonomics, cross contamination and environmental concerns;

  •
  a favorable replacement market for floor machine pads and brushes;

  •
  higher building maintenance standards; and

  •
  a shift towards automation.

  •
  However, the growth in these products is expected to be limited by market maturity and price competition as well as by limited product and performance upgrades in many product lines.

CLEANING SUPPLIES MARKET SEGMENTATION

  •
  Use of cleaning supplies is widespread among virtually all sectors of the economy.

  •
  The largest markets, in both absolute and intensity-of-use terms, are office buildings and institutional buildings.

  •
  Although the smaller sectors typically rely on proprietary cleaning personnel, all user markets will be positively impacted by the growing trend toward outsourcing.

CLEANING SUPPLIES MARKET PROJECTIONS

  •
  The market for cleaning supplies is projected to reach $5.6 billion in 2007, increasing 4.9% per year between 2002 and 2007.

  •
  Office and institutional building markets will remain the largest segments for both cleaning supplies and services, together representing more than 60% of demand in 2007.

  •
  Future growth through 2007 in nonresidential floor space (other) is expected to be relatively similar to historical trends, while most other markets will see increases around the industry average.

Actual and Projected Cleaning Supplies Demand by Market

				Compound Annual Growth Rate
	1997A	2002A	2007P	1997A - 2002A	2002A - 2007P
	($Millions)
Office Buildings	$1,203	$1,480	$1,840	4.2%	4.5%
Institutional Buildings	1,106	1,370	1,720	4.4%	4.7%
Other Commercial Buildings	514	675	890	5.6%	5.7%
Industrial Buildings	331	450	610	6.3%	6.3%
Other	356	455	580	5.0%	5.0%

Total	$3,510	$4,430	$5,640	4.8%	4.9%

Source: The Freedonia Group, Inc.

CLEANING SUPPLIES INDUSTRY PARTICIPANTS

  •
  The U.S. cleaning supplies segment encompasses over 1,000 firms.

  •
  Most product markets are highly fragmented with several players.

  •
  However, a number of companies operate on a larger scale, offering multiple product lines, which allows them to dominate the supplies segment.

  •
  The top eight companies in the U.S. cleaning supplies market accounted for 31% of total commercial and industrial supplies sales in 2002 and include:

• Newell Rubbermaid Inc.	• 3M Company
• Katy Industries, Inc.	• NKT Holding A/S
• Tennant Company	• Incentive A/S
• Heritage Bag Company	• Shop-Vac Corporation
  •
  Other companies that play significant roles are Maytag Corporation, Minuteman, Oreck Corporation, and Tyco International Ltd.

  •
  All of these companies capture market share in the cleaning supplies segment through extensive distribution systems and continuous introduction of new or redesigned products.

  •
  While technology-driven products such as automated floor cleaning systems allow producers to compete on quality instead of price, manufacturers of less technologically advanced products such as mops and brooms are forced to compete on a price basis.

  •
  This competitive environment would seem to lend itself to domination by vacuum cleaner and other floor care system producers. However, three of the top five leading firms—Newell Rubbermaid Inc., 3M Company, and Katy Industries, Inc.—are producers of commodity-type, non-differentiated items.

  •
  These companies have utilized distribution networks and sales volume to their advantage, capitalizing on the necessity of manual cleaning products and accessories in the cleaning industry to gain market share.

Public Market Valuation Indications

SUMMARY OF RECENT TRADING ACTIVITY AND STOCK PRICE

  •
  The following table highlights the recent trading activity for Minuteman's shares.

Stock Price Trading Activity
(July 2, 2003 - July 2, 2004)

52-Week High (April 23, 2004)	$14.10
52-Week Low (November 5, 2003)	$8.97
Stock Price (July 2, 2004)	$13.01
30-Day Average(1)	$12.98
Offer Price (July 7, 2004)	$13.75
  •
  Due to the following factors, the public market price for Minuteman may not reflect fair market value:

  •
  limited analyst coverage;

  •
  low institutional ownership;

  •
  low trading volume; and

  •
  its German parent, Hako, owns approximately 68% of the outstanding shares and has indicated that it is not interested in selling its stake in the Company to another party.

(1)
Thirty trading days from May 20, 2004 through July 2, 2004.

ASSESSMENT OF MINUTEMAN'S STOCK PRICE AND TRADING VOLUME

  •
  As part of its analysis, Houlihan Lokey analyzed the float and trading volume of the Company's common stock.

  •
  Since the announcement of Hako's potential acquisition of Minuteman on April 5, 2004, the Company has experienced an increase in trading volume and price due to speculative trading as a result of the proposed going private transaction.

  •
  To account for the potentially temporary increase in trading price and volume, Houlihan Lokey analyzed the average daily trading volume for the 30 days ending April 2, 2004. Houlihan Lokey concluded that the Company's float trades with less volume relative to both Comparable Groups I and II and Tennant Company.

  •
  However, Houlihan Lokey also concluded that the current volume has increased significantly since the Company's announcement of the Proposed Transaction.

TRADING STATISTICS

(figures in millions, except per share values)

	Comparable Group I				Comparable Group II
	Alamo Group Inc.	Gehl Company	Tennant Company	The Toro Company	AGCO Corporation (1)	Blount International, Inc.	Buhler Industries Inc.	Electrolux AB	Federal Signal Corporation	Median	Mean	Minuteman International, Inc.
Ticker Symbol	ALG	GEHL	TNC	TTC	AG	BLT	BUI	ELUX	FSS			MMAN
Exchange	NYSE	NASDAQ	NYSE	NYSE	NYSE	NYSE	Toronto	Stockholm	NYSE			NASDAQ
Analyst Coverage	0	1	1	4	11	0	3	19	4	3	5	0
Fully Diluted Shares	9.855	5.496	9.177	25.588	75.810	32.826	24.032	313.300	48.207	25.588	60.477	3.586
Closing Price as of Valuation Date	$16.00	$19.88	$41.36	$69.85	$19.21	$12.35	$6.61	$18.78	$18.50	$18.78	$24.73	$13.01
Market Value of Equity (MVE)	$157.7	$109.3	$379.6	$1,787.4	$1,456.3	$405.4	$158.9	$5,882.8	$891.8	$405.4	$1,247.7	$46.7
Public Float	9.000	5.300	8.200	23.200	88.500	4.000	7.940	NA	45.900	8.200	24.005	0.900
Percent of Total Shares Outstanding	91.3%	96.4%	89.4%	90.7%	116.7%	12.2%	33.0%	NA	95.2%	90.7%	78.1%	25.1%
Institutional Holdings	6.032	2.138	6.042	17.717	74.231	31.207	0.146	145.072	33.275	17.717	35.096	0.321
Percent of Total Shares Outstanding	61.2%	38.9%	65.8%	69.2%	97.9%	95.1%	0.6%	46.3%	69.0%	65.8%	60.5%	8.9%
Percent of Total Public Float	67.0%	40.3%	73.7%	76.4%	83.9%	780.2%	1.8%	NA	72.5%	72.5%	149.5%	35.7%
Number of Institutional Holders	44	20	61	195	229	33	2	275	166	61	114	9
Average Trading Volume(2)	0.012	0.014	0.015	0.201	1.262	0.010	0.032	2.167	0.285	0.032	0.444	0.004
Percent of Total Shares Outstanding	0.1%	0.3%	0.2%	0.8%	1.7%	0.0%	0.1%	0.7%	0.6%	0.3%	0.5%	0.1%
Percent of Total Public Float	0.1%	0.3%	0.2%	0.9%	1.4%	0.3%	0.4%	NA	0.6%	0.3%	0.5%	0.4%
Short Interest	0.086	0.006	0.086	1.010	4.310	0.065	0.000	12.240	4.400	0.086	2.467	0.000
Short Interest Ratio(3)	7.82	0.75	5.73	3.67	4.80	8.13	0.00	4.15	19.93	4.80	6.11	NA
Percent of Total Shares Outstanding	0.9%	0.1%	0.9%	3.9%	5.7%	0.2%	0.0%	3.9%	9.1%	0.9%	2.8%	NA
Percent of Total Public Float	1.0%	0.1%	1.0%	4.4%	4.9%	1.6%	0.0%	NA	9.6%	1.0%	2.8%	NA

Note: Minuteman's trading information is through July 2, 2004.

Note: Minuteman's shares outstanding include 3,580,173 common shares outstanding per the 3/31/04 Form 10-Q plus 5,895 shares of restricted stock that have since vested, per management.

(1)
AGCO Corporation's fully diluted shares represents the share count before its stock offering on April 7, 2004. However, the public float, institutional holdings, and short interest represent post-offering share counts.

(2)
Average weekly trading volume calculation is based on last six months.

(3)
Short interest ratio as of July 2, 2004.

NA—Not Available.

TRADING STATISTICS—COMPARABLE GROUP I

TRADING STATISTICS—COMPARABLE GROUP I (CONTINUED)

TRADING STATISTICS—COMPARABLE GROUP I (CONTINUED)

TRADING STATISTICS—COMPARABLE GROUP II

TRADING STATISTICS—COMPARABLE GROUP II (CONTINUED)

TRADING STATISTICS—COMPARABLE GROUP II (CONTINUED)

RECENT CHANGES IN STOCK PRICE

  •
  As an additional analysis of the recent change in the trading pattern of Minuteman's stock, we analyzed the Company's stock price performance relative to the comparable public companies. This analysis included estimating the Company's current stock price assuming it matched the median performance of the peer group, with additional focus on Tennant Company. This analysis produced indications of current trading prices for the Company's common stock ranging from $10.21 per share to $11.98 per share (excluding the Company's actual share price)(1).

(1)
Starting price of $11.14 represents Minuteman's stock one day prior to April 5, 2004.

MINUTEMAN PRICE / VOLUME GRAPH

Minuteman International, Inc. (MMAN)
Jul 2, 1999 - Jul 2, 2004
U.S. Dollar
High: 14.100
Low: 7.125
Last: 13.010
14
13
12
11
10
9
8
7
(A)
(B)
(C)
(D)
(E)
(F)
(G)
(H)
Volume in Thousands (max/avg)
130
2
00
01
02
03

•
See next page for a listing of key events.

SIGNIFICANT EVENTS

	Date	Press Release
A	March 2, 2000	Minuteman changes dividend to conserve cash for debt reduction and growth purposes.
B	April 26, 2000	Minuteman reports that revenue topped $22 million during the quarter for the first time in Company history.
C	February 22, 2001	Minuteman reported that operating results for fiscal year end 2000 were the best in Company history.
D	April 30, 2001	Minuteman reports that the economic downturn negatively affected operating results.
E	March 12, 2002	Minuteman reports that poor fiscal year 2001 results reflected the weakness in the general economy.
F	June 20, 2002	Minuteman receives a "Wells" notice from the Securities Exchange Commission ("SEC") indicating that the SEC staff intends to recommend bringing civil action against the Company alleging violation of securities laws.
G	May 21, 2003	Minuteman settles with the SEC over misstated sales and income.
H	April 5, 2004	Minuteman receives a letter from Hako expressing interest in acquiring all of the outstanding common stock of the Company that are not already owned by a subsidiary of Hako for $12.85 per share.

GOING PRIVATE STUDY ANALYSIS

1-Day Prior to Announcement(1)	Minuteman Price	1-Day Premium	Implied Price
Transactions Completed Since Jan. 1, 2001(2)	$11.14	29.7%	$14.45
Transactions $10-$100 Million in Value(3)	$11.14	31.6%	$14.66
Offer Price Over $10.00(4)	$11.14	14.3%	$12.73
5-Days Prior to Announcement(1)
	Minuteman Price	5-Day Premium	Implied Price
Transactions Completed Since Jan. 1, 2001(2)	$11.28	33.0%	$15.00
Transactions $10-$100 Million in Value(3)	$11.28	37.9%	$15.56
Offer Price Over $10.00(4)	$11.28	17.4%	$13.24
20-Days Prior to Announcement(1)
	Minuteman Price	20-Day Premium	Implied Price
Transactions Completed Since Jan. 1, 2001(2)	$11.05	33.5%	$14.75
Transactions $10-$100 Million in Value(3)	$11.05	51.5%	$16.74
Offer Price Over $10.00(4)	$11.05	21.5%	$13.43
Low			$12.73
High			$16.74
Median			$14.66
Mean			$14.51

(1)
The relevant reference date for the 1-day, 5-day, and 20-day premia is April 2, 2004, the trading day prior to Hako's proposal.

(2)
Represents 351 total transactions and 294 transactions with disclosed detail.

(3)
Represents 23 transactions with disclosed detail that occurred between January 1, 2003 and December 31, 2003.

(4)
Represents 19 transactions with disclosed detail that occurred between January 1, 2003 and December 31, 2003.

Source: Houlihan Lokey Howard & Zukin's Going Private Study (13e-3 Filings), December 2003.

Valuation Analysis

VALUATION SUMMARY
($Millions, except per share values)

	Implied Per Share Value(1)
	Low		High	Low	High
Enterprise Value Indication from Operations
Market Approach
Market Multiple Methodology	$39.400	—	$41.600	$10.06	$10.67
Income Approach
Discounted Cash Flow Methodology	$35.100	—	$40.400	$8.86	$10.34
Results Summary
Enterprise Value from Operations (rounded)	$37.300	—	$41.000
Nonoperating Assets/Liabilities:
Add: Cash and Cash Equivalents Balance as of 3/31/2004	$4.177	—	$4.177

Enterprise Value (rounded)	$41.500	—	$45.200
Less: Total Debt	$7.500	—	$7.500

Aggregate Value of Minority Interests (rounded)	$34.000	—	$37.700
Per Share Value(1)	$9.48	—	$10.51

Note: The comparable transaction approach was not used because there are a lack of sufficient recent comparable transactions that include publicly-disclosed information.

(1)
Based on 3,586,068 shares outstanding, including 3,580,173 common shares outstanding per the 3/31/04 Form 10-Q plus 5,895 shares of restricted stock that have since vested per management.

MARKET MULTIPLE METHODOLOGY
($Millions)

	Representative Level	Selected Multiple Range			Indicated Enterprise Value Range
LTM—3/31/04
Revenues	$75.524	0.55 x	—	0.60 x	$41.540	—	$45.310
EBITDA	$5.069	7.5 x	—	8.0 x	$38.020	—	$40.550
EBIT	$3.711	11.0 x	—	11.5 x	$40.820	—	$42.680
NFY—12/31/04
Revenues	$78.065	0.55 x	—	0.60 x	$42.940	—	$46.840
EBITDA	$5.174	6.5 x	—	7.0 x	$33.630	—	$36.220
EBIT	$3.606	10.0 x	—	10.5 x	$36.060	—	$37.860
Median					$39.420	—	$41.615
Mean					$38.835	—	$41.577
Selected Enterprise Value Range, on a Minority Interest Basis (rounded)					$39.400	—	$41.600

LTM—Latest Twelve Months.

NFY—Next Fiscal Year.

PUBLIC COMPANY MARKET INFORMATION
($Millions, except per share values)

					EV / EBITDA		EV / EBIT		EV / Revenue
	Current Stock Price Per Share as of 7/2/2004	Fully Diluted Shares Outstanding	Market Value of Equity	Enterprise Value
					LTM	NFY	LTM	NFY	LTM	NFY
Comparable Group I
Alamo Group Inc.	$16.00	9.855	$157.7	$194.5	8.4 x	NA	11.0 x	NA	0.67 x	NA
Gehl Company	$19.88	5.496	$109.3	$148.6	8.6 x	6.9 x	12.0 x	8.9 x	0.55 x	0.48 x
Tennant Company	$41.36	9.177	$379.6	$368.6	10.1 x	9.0 x	16.2 x	13.4 x	0.80 x	0.75 x
The Toro Company	$69.85	25.588	$1,787.4	$1,960.8	10.2 x	8.8 x	12.5 x	10.5 x	1.25 x	1.15 x

Low					8.4 x	6.9 x	11.0 x	8.9 x	0.55 x	0.48 x
High					10.2 x	9.0 x	16.2 x	13.4 x	1.25 x	1.15 x
Median					9.4 x	8.8 x	12.3 x	10.5 x	0.73 x	0.75 x
Mean					9.3 x	8.2 x	12.9 x	10.9 x	0.82 x	0.79 x

Comparable Group II
AGCO Corporation	$19.21	75.810	$1,456.3	$2,800.6	8.1 x	7.0 x	10.5 x	9.4 x	0.63 x	0.61 x
Blount International, Inc.	$12.35	32.826	$405.4	$997.2	8.6 x	NA	10.8 x	NA	1.66 x	NA
Buhler Industries Inc.	$6.61	24.032	$158.9	$198.0	12.4 x	NA	18.2 x	NA	1.35 x	NA
Electrolux AB	$18.78	313.300	$5,882.8	$5,828.6	4.3 x	5.0 x	6.1 x	7.6 x	0.38 x	0.38 x
Federal Signal Corporation	$18.50	48.207	$891.8	$1,158.7	13.2 x	11.6 x	18.2 x	15.3 x	0.97 x	0.94 x

Low					4.3 x	5.0 x	6.1 x	7.6 x	0.38 x	0.38 x
High					13.2 x	11.6 x	18.2 x	15.3 x	1.66 x	0.94 x
Median					8.6 x	7.0 x	10.8 x	9.4 x	0.97 x	0.61 x
Mean					9.3 x	7.9 x	12.8 x	10.7 x	1.00 x	0.65 x

Combined Group
Low					4.3 x	5.0 x	6.1 x	7.6 x	0.38 x	0.38 x
High					13.2 x	11.6 x	18.2 x	15.3 x	1.66 x	1.15 x
Median					8.6 x	7.9 x	12.0 x	9.9 x	0.80 x	0.68 x
Mean					9.3 x	8.0 x	12.8 x	10.8 x	0.92 x	0.72 x

Minuteman International, Inc.(1)(2)	$13.01	3.586	$46.7	$50.0	9.9 x	9.7 x	13.5 x	13.9 x	0.66 x	0.64 x

Footnotes:

Source: Compustat.

NA—Not Available.

LTM—Latest Twelve Months.

NFY—Next Fiscal Year.

EV—Enterprise Value.

EBIT—Earnings Before Interest and Taxes.

EBITDA—Earnings Before Interest, Taxes, Depreciation and Amortization.

(1)
Based on the publicly traded price.

(2)
The NFY projections for Minuteman are based on forecasts provided by the Company.

COMPARABLE GROUP I RISK RANKINGS

Size (Revenue, millions)
The Toro Company	$1,566.4
Tennant Company	$459.9
Alamo Group Inc.	$291.4
Gehl Company	$270.6
Minuteman International, Inc.	$75.5
Historical Growth (2-Year EBITDA)
The Toro Company	11.7%
Tennant Company	(0.3)%
Alamo Group Inc.	(12.0)%
Minuteman International, Inc.	(20.2)%
Gehl Company	(32.4)%
Profitability (EBITDA to Revenue)
The Toro Company	12.2%
Alamo Group Inc.	8.0%
Tennant Company	7.9%
Minuteman International, Inc.	6.7%
Gehl Company	6.4%
Size (Enterprise Value, millions)
The Toro Company	$1,960.8
Tennant Company	$368.6
Alamo Group Inc.	$194.5
Gehl Company	$148.6
Minuteman International, Inc. (1)	$50.0
Historical Growth (1-Year EBITDA)
Gehl Company	27.1%
The Toro Company	16.8%
Alamo Group Inc.	13.7%
Minuteman International, Inc.	3.8%
Tennant Company	0.1%
Relative Depreciation (Depreciation to EBITDA)
The Toro Company	18.0%
Alamo Group Inc.	24.1%
Minuteman International, Inc.	26.8%
Gehl Company	28.3%
Tennant Company	37.6%
Historical Growth (2-Year Revenue)
Alamo Group Inc.	6.5%
The Toro Company	5.2%
Tennant Company	3.7%
Minuteman International, Inc.	(1.2)%
Gehl Company	(1.4)%
Projected Growth (1-Year EBITDA)
Gehl Company	54.9%
The Toro Company	35.0%
Tennant Company	12.6%
Minuteman International, Inc.	1.4%
Alamo Group Inc.	NA
Internal Investment (Capital Expenditures to Revenue)
Minuteman International, Inc.	1.2%
Gehl Company	1.3%
Alamo Group Inc.	1.9%
Tennant Company	2.8%
The Toro Company	2.8%
Historical Growth (1-Year Revenue)
Alamo Group Inc.	7.6%
Tennant Company	7.0%
The Toro Company	7.0%
Gehl Company	5.1%
Minuteman International, Inc.	3.3%
Projected Growth (5-Year EPS)
The Toro Company	13.0%
Alamo Group Inc.	NA
Gehl Company	NA
Minuteman International, Inc.	NA
Tennant Company	NA
Liquidity (Current Ratio)
Minuteman International, Inc.	4.8
Alamo Group Inc.	3.4
Tennant Company	2.6
Gehl Company	2.3
The Toro Company	2.0
Projected Growth (1-Year Revenue)
Gehl Company	25.7%
The Toro Company	14.4%
Tennant Company	8.6%
Minuteman International, Inc.	5.0%
Alamo Group Inc.	NA
Profitability (EBIT to Revenue)
The Toro Company	10.0%
Alamo Group Inc.	6.0%
Tennant Company	5.0%
Minuteman International, Inc.	4.9%
Gehl Company	4.6%
Leverage (Debt to EV)
Tennant Company	2.4%
The Toro Company	10.5%
Minuteman International, Inc.	19.2%
Alamo Group Inc.	22.7%
Gehl Company	28.3%

(1)
Based upon Minuteman's publicly traded stock price of $13.01 as of July 2, 2004.

NA—Not Available.

COMPARABLE GROUP II RISK RANKINGS

Size (Revenue, millions)
Electrolux AB	$15,402.9
AGCO Corporation	$4,446.2
Federal Signal Corporation	$1,191.4
Blount International, Inc.	$601.8
Buhler Industries Inc.	$147.1
Minuteman International, Inc.	$75.5
Historical Growth (2-Year EBITDA)
AGCO Corporation	34.4%
Buhler Industries Inc.	24.0%
Electrolux AB	14.7%
Blount International, Inc.	10.5%
Federal Signal Corporation	(14.0)%
Minuteman International, Inc.	(20.2)%
Profitability (EBITDA to Revenue)
Blount International, Inc.	19.2%
Buhler Industries Inc.	10.9%
Electrolux AB	8.9%
AGCO Corporation	7.8%
Federal Signal Corporation	7.3%
Minuteman International, Inc.	6.7%
Size (Enterprise Value, millions)
Electrolux AB	$5,828.6
AGCO Corporation	$2,800.6
Federal Signal Corporation	$1,158.7
Blount International, Inc.	$997.2
Buhler Industries Inc.	$198.0
Minuteman International, Inc. (1)	$50.0
Historical Growth (1-Year EBITDA)
AGCO Corporation	38.7%
Blount International, Inc.	14.9%
Electrolux AB	9.9%
Minuteman International, Inc.	3.8%
Buhler Industries Inc.	(14.2)%
Federal Signal Corporation	(14.7)%
Relative Depreciation (Depreciation to EBITDA)
Blount International, Inc.	19.6%
AGCO Corporation	22.8%
Minuteman International, Inc.	26.8%
Federal Signal Corporation	27.3%
Electrolux AB	30.5%
Buhler Industries Inc.	32.1%
Historical Growth (2-Year Revenue)
AGCO Corporation	32.2%
Blount International, Inc.	9.2%
Electrolux AB	8.1%
Federal Signal Corporation	6.1%
Buhler Industries Inc.	0.7%
Minuteman International, Inc.	(1.2)%
Projected Growth (1-Year EBITDA)
AGCO Corporation	15.1%
Federal Signal Corporation	10.3%
Minuteman International, Inc.	1.4%
Electrolux AB	(14.8%
Blount International, Inc.	NA
Buhler Industries Inc.	NA
Internal Investment (Capital Expenditures to Revenue)
Minuteman International, Inc.	1.2%
Federal Signal Corporation	1.5%
AGCO Corporation	2.3%
Blount International, Inc.	2.7%
Electrolux AB	2.8%
Buhler Industries Inc.	3.2%
Historical Growth (1-Year Revenue)
AGCO Corporation	23.0%
Blount International, Inc.	16.6%
Federal Signal Corporation	14.2%
Electrolux AB	12.0%
Minuteman International, Inc.	3.3%
Buhler Industries Inc.	(16.1)%
Projected Growth (5-Year EPS)
AGCO Corporation	11.3%
Federal Signal Corporation	10.0%
Blount International, Inc.	NA
Buhler Industries Inc.	NA
Electrolux AB	NA
Minuteman International, Inc.	NA
Liquidity (Current Ratio)
Minuteman International, Inc.	4.8
Buhler Industries Inc.	3.3
Blount International, Inc.	1.8
Electrolux AB	1.8
AGCO Corporation	1.6
Federal Signal Corporation	1.4
Projected Growth (1-Year Revenue)
Minuteman International, Inc.	5.0%
AGCO Corporation	3.5%
Federal Signal Corporation	1.9%
Electrolux AB	(1.6)%
Blount International, Inc.	NA
Buhler Industries Inc.	NA
Profitability (EBIT to Revenue)
Blount International, Inc.	15.4%
Buhler Industries Inc.	7.4%
Electrolux AB	6.2%
AGCO Corporation	6.0%
Federal Signal Corporation	5.3%
Minuteman International, Inc.	4.9%
Leverage (Debt to EV)
Buhler Industries Inc.	14.3%
Minuteman International, Inc.	19.2%
Federal Signal Corporation	23.2%
Electrolux AB	28.9%
AGCO Corporation	48.0%
Blount International, Inc.	61.2%

(1)
Based upon Minuteman's publicly traded stock price of $13.01 as of July 2, 2004.

NA—Not Available.

REPRESENTATIVE LEVELS

($Millions)

	Fiscal Year Ended December 31,
				LTM Ended 3/31/2004	NFY 12/31/2004
	2001	2002	2003
Reported Revenue	$76.122	$71.951	$74.348	$75.524	$78.065
Less: Cost of Goods Sold	53.146	50.888	52.034	52.861	54.965

Gross Profit	$22.976	$21.063	$22.314	$22.663	$23.100
Less: Selling, General & Administrative	16.889	17.630	18.960	19.393	19.494
Add: Depreciation and Amortization	1.921	1.480	1.406	1.358	1.568
Add: Adjustments(1)	0.000	0.000	0.341	0.441	0.000

Adjusted EBITDA	$8.008	$4.913	$5.101	$5.069	$5.174
Less: Depreciation and Amortization	1.921	1.480	1.406	1.358	1.568

Adjusted EBIT	$6.087	$3.433	$3.695	$3.711	$3.606

Footnotes:

(1)
Adjustments:

Legal Costs(a)	$0.000	$0.000	$0.203	$0.277	$0.000
Audit/Privatization Costs(b)	0.000	0.000	0.138	0.164	0.000

Total Adjustments	$0.000	$0.000	$0.341	$0.441	$0.000

(a)
Represents costs associated with defending various non-recurring lawsuits. The LTM calculation includes $0.044 of costs associated with an unsuccessful acquisition bid.

(b)
Includes various audit costs and directors fees that could be eliminated if the Company was privately-held.

LTM—Latest Twelve Months.

NFY—Next Fiscal Year.

DISCOUNTED CASH FLOW METHODOLOGY

($Millions)

		Projected Fiscal Year Ending December 31,
		2004(1)	2005	2006			DCF Assumptions
EBIT		$1.503	$3.822	$4.051			WACC	16.0%
Taxes		(0.601)	(1.529)	(1.620)			Tax Rate	40.0%

Debt-Free Earnings		0.902	2.293	2.431			Terminal Multiple	7.5	x
							Terminal EBITDA	$5.620
Capital Expenditures / Investing Activities		(0.583)	(1.005)	(1.000)
Working Capital Requirements(2)		2.978	(1.983)	1.469			Implied Analyses
Depreciation and Amortization		0.915	1.605	1.569			LTM EBITDA Multiple	7.4x

Total Net Investment		3.309	(1.383)	2.038			NFY EBITDA Multiple	7.3	x

							Implied Gordon Growth Rate	6.2%
Net Debt-Free Cash Flows:		$4.211	$0.910	$4.469

Present Value Period Cash Flows:		Period (Years)
	WACC	0.2	0.9	1.9	Total
	14.0%	$4.097	$0.807	$3.476	$8.381
	15.0%	$4.090	$0.801	$3.418	$8.309
	16.0%	$4.083	$0.794	$3.362	$8.239
	17.0%	$4.075	$0.788	$3.307	$8.171
	18.0%	$4.068	$0.782	$3.254	$8.104
	TERMINAL EBITDA APPROACH
	Terminal EBITDA Multiples
	6.50x	7.00x	7.50x	8.00x	8.50x
WACC	Present Value of Terminal Value					WACC
14.0%	$26.615	$28.663	$30.710	$32.757	$34.804	14.0%
15.0%	$26.059	$28.064	$30.068	$32.073	$34.078	15.0%
16.0%	$25.520	$27.483	$29.446	$31.409	$33.372	16.0%
17.0%	$24.996	$26.919	$28.841	$30.764	$32.687	17.0%
18.0%	$24.487	$26.371	$28.254	$30.138	$32.021	18.0%
	Total Enterprise Value Conclusion
14.0%	$34.996	$37.043	$39.091	$41.138	$43.185	14.0%

15.0%	$34.369	$36.373	$38.378	$40.382	$42.387	15.0%
16.0%	$33.759	$35.722	$37.685	$39.648	$41.611	16.0%
17.0%	$33.167	$35.089	$37.012	$38.935	$40.858	17.0%

18.0%	$32.591	$34.475	$36.358	$38.242	$40.125	18.0%
Selected Enterprise Value Range, on a Minority Interest Basis (rounded)		$35.100	—	$40.400

Note: Footnotes are included on the subsequent page.

FOOTNOTES TO DISCOUNTED CASH FLOW VALUATION

(1)
Reflects a five-month stub period utilizing projected Fiscal 2004 EBIT multiplied by 5/12.

(2)
Assumes that the change in working capital between March 31, 2004 and the fiscal year ending December 31, 2004 is representative of the change in working capital for the five-month stub period.

($Millions)

		As of December 31,
	As of March 31, 2004
		2004	2005	2006
Accounts Receivable	$20.912	$15.790	$17.600	$17.014
Inventories	18.769	17.745	18.000	17.200
Other Current Assets	0.745	1.256	1.294	1.332

Total Current Assets	40.426	34.791	36.894	35.546
Other Current Liabilities	8.043	5.386	5.506	5.627

Working Capital	$32.383	$29.405	$31.388	$29.919
Change in Working Capital		$2.978	$(1.983)	$1.469

Appendices

Appendices

  Comparable Public Company Information: Comparable Group I

  Comparable Public Company Information: Comparable Group II

COMPARABLE GROUP I PUBLIC COMPANY MARKET INFORMATION

($Millions, except per share values)

					EV / EBITDA				EV / Revenue
	Current Stock Price Per Share as of 7/2/2004						EV / EBIT
		Fully Diluted Shares Outstanding	Market Value of Equity	Enterprise Value
					LTM	NFY	LTM	NFY	LTM	NFY
Comparable Group I
Alamo Group Inc.	$16.00	9.855	$157.7	$194.5	8.4x	NA	11.0x	NA	0.67x	NA
Gehl Company	$19.88	5.496	$109.3	$148.6	8.6x	6.9x	12.0x	8.9x	0.55x	0.48x
Tennant Company	$41.36	9.177	$379.6	$368.6	10.1x	9.0x	16.2x	13.4x	0.80x	0.75x
The Toro Company	$69.85	25.588	$1,787.4	$1,960.8	10.2x	8.8x	12.5x	10.5x	1.25x	1.15x
Low					8.4x	6.9x	11.0x	8.9x	0.55x	0.48x
High					10.2x	9.0x	16.2x	13.4x	1.25x	1.15x
Median					9.4x	8.8x	12.3x	10.5x	0.73x	0.75x
Mean					9.3x	8.2x	12.9x	10.9x	0.82x	0.79x
Combined Group
Low					4.3x	5.0x	6.1x	7.6x	0.38x	0.38x
High					13.2x	11.6x	18.2x	15.3x	1.66x	1.15x
Median					8.6x	7.9x	12.0x	9.9x	0.80x	0.68x
Mean					9.3x	8.0x	12.8x	10.8x	0.92x	0.72x
Minuteman International, Inc.(1)(2)	$13.01	3.586	$46.7	$50.0	9.9x	9.7x	13.5x	13.9x	0.66x	0.64x

Footnotes:

Source: Compustat.

NA—Not Available.

LTM—Latest Twelve Months.

NFY—Next Fiscal Year.

EV—Enterprise Value.

EBIT—Earnings Before Interest and Taxes.

EBITDA—Earnings Before Interest, Taxes, Depreciation and Amortization.

(1)
Based on the publicly traded price.
(2)
The NFY projections for Minuteman are based on forecasts provided by the Company.

ALAMO GROUP INC.

        Alamo Group Inc. ("Alamo"), through its subsidiaries, is a manufacturer of equipment for right-of-way maintenance and agriculture equipment such as tractor mounted mowing and other vegetation maintenance equipment, street sweepers, agricultural implements and related after-market parts and services. Alamo offers a product line that has three heavy-duty cutting technologies, such as rotary, flail, and sickle bar, as well as other cutting technologies. Its products are sold through the company's marketing and through worldwide dealer networks under the Alamo Industrial, Tiger, Schwarze, Rhino, M&W, Fuerst, SMC, Herschel, Adams, Valu-Bilt, Schulte, McConnel, Bomford, S.M.A., Forges Gorce Twose, Faucheux and other trademarks and trade names.

GEHL COMPANY

        Gehl Company ("Gehl") designs, manufactures, sells and finances equipment used in the light construction equipment and agriculture equipment industries. Construction equipment consists of skid loaders, telescopic handlers, asphalt pavers, compact excavators, compact track loaders, all wheel-steer loaders, compact loaders and attachments. This equipment is sold to contractors, sub-contractors, owner operators, rental stores and municipalities. Gehl generally markets its construction equipment under the Gehl and Mustang brand names. Gehl sells agriculture equipment, including haymaking, forage harvesting, materials handling, manure handling and feedmaking equipment, to customers in the dairy and livestock industries.

TENNANT COMPANY

        Tennant Company ("Tennant") designs, manufactures and markets cleaning products. The company's floor maintenance equipment, outdoor cleaning equipment, coatings and related products are used to clean factories, office buildings, parking lots and streets, airports, hospitals, schools, warehouses and shopping centers, among others. Customers include the building service contract cleaners to whom organizations outsource facilities maintenance, as well as user corporations, healthcare facilities, schools and federal, state and local governments that handle facilities maintenance themselves.

THE TORO COMPANY

        The Toro Company ("Toro") develops, manufactures and sells a variety of turf maintenance products used in the professional and residential markets. Its products are sold under the primary trademarks of Toro, Toro Wheel Horse, Lawn-Boy, Irritrol Systems, Exmark, Toro Dingo, Aqua-TraXX, Pope and Lawn Genie. Toro classifies its operations into four segments: professional, residential, distribution and other. The professional segment consists of turf equipment and irrigation products. The residential segment consists of walk power mowers, riding mowers and tractors, snowthrowers, homeowner-installed irrigation systems, replacement parts and electric home solutions products. The distribution segment consists of four company-owned domestic distributor operations. These distribution companies sell Toro and non-Toro professional and residential products directly to dealers, retailers and end user customers. The other segment consists of Toro's customer financing activities.

Appendices Comparable Public Company Information: Comparable Group I Comparable Public Company Information: Comparable Group II

COMPARABLE GROUP II PUBLIC COMPANY MARKET INFORMATION

($Millions except per share values)

	Current Stock Price Per Share as of 7/2/2004	Fully Diluted Shares Outstanding			EV / EBITDA		EV / EBIT		EV / Revenue
			Market Value of Equity	Enterprise Value
					LTM	NFY	LTM	NFY	LTM	NFY
Comparable Group II
AGCO Corporation	$19.21	75.810	$1,456.3	$2,800.6	8.1 x	7.0 x	10.5 x	9.4 x	0.63 x	0.61 x
Blount International, Inc.	$12.35	32.826	$405.4	$997.2	8.6 x	NA	10.8 x	NA	1.66 x	NA
Buhler Industries Inc.	$6.61	24.032	$158.9	$198.0	12.4 x	NA	18.2 x	NA	1.35 x	NA
Electrolux AB	$18.78	313.300	$5,882.8	$5,828.6	4.3 x	5.0 x	6.1 x	7.6 x	0.38 x	0.38 x
Federal Signal Corporation	$18.50	48.207	$891.8	$1,158.7	13.2 x	11.6 x	18.2 x	15.3 x	0.97 x	0.94 x
Low					4.3 x	5.0 x	6.1 x	7.6 x	0.38 x	0.38 x
High					13.2 x	11.6 x	18.2 x	15.3 x	1.66 x	0.94 x
Median					8.6 x	7.0 x	10.8 x	9.4 x	0.97 x	0.61 x
Mean					9.3 x	7.9 x	12.8 x	10.7 x	1.00 x	0.65 x
Combined Group
Low					4.3 x	5.0 x	6.1 x	7.6 x	0.38 x	0.38 x
High					13.2 x	11.6 x	18.2 x	15.3 x	1.66 x	1.15 x
Median					8.6 x	7.9 x	12.0 x	9.9 x	0.80 x	0.68 x
Mean					9.3 x	8.0 x	12.8 x	10.8 x	0.92 x	0.72 x
Minuteman International, Inc.(1)(2)	$13.01	3.586	$46.7	$50.0	9.9 x	9.7 x	13.5 x	13.9 x	0.66 x	0.64 x

Footnotes:

Source: Compustat.

NA—Not Available.

LTM—Latest Twelve Months.

NFY—Next Fiscal Year.

EV—Enterprise Value.

EBIT—Earnings Before Interest and Taxes.

EBITDA—Earnings Before Interest, Taxes, Depreciation and Amortization.

(1)
Based on the publicly traded price.

(2)
The NFY projections for Minuteman are based on forecasts provided by the Company.

Comparable Public Company Information: Comparable Group II

AGCO CORPORATION

        AGCO Corporation ("AGCO") is an international manufacturer and distributor of agricultural equipment and related replacement parts. The company sells a range of agricultural equipment, including tractors, combines, self-propelled sprayers, hay tools, forage equipment and implements. These items are marketed under a number of brand names, including AGCO, AgcoAllis, AgcoStar, Ag-Chem, Challenger, Farmhand, and Fendt. Distribution of AGCO's products is conducted through a combination of approximately 8,400 independent dealers and distributors, associates and licensees in more than 140 countries. In addition, the company provides retail financing in North America, the United Kingdom, France, Germany, Ireland and Brazil.

BLOUNT INTERNATIONAL, INC.

        Blount International, Inc. ("Blount") is an international manufacturing and marketing company with sales in over 100 countries and operations in two business segments, Outdoor Products and Industrial and Power Equipment. The company's Outdoor Products segment is comprised of Oregon Cutting Systems and Dixon Industries, Inc. Blount's Industrial and Power Equipment segment manufactures equipment for the timber harvesting industry and for industrial use, industrial tractors for land and utility right-of-way clearing and power transmission components.

BUHLER INDUSTRIES INC.

        Buhler Industries Inc.'s ("Buhler") principal activity is to design, manufacture and distribute agricultural equipment. The company operates through two segments: Agricultural equipment and Non-agricultural equipment. The Agricultural equipment segment produces a wide variety of agricultural equipment. The Non-agricultural equipment segment operations consist primarily of custom metal fabrication. Buhler's products are marketed under the Buhler® brand name, including the Farm King®, Allied®, Inland® and Versatile® product lines. Buhler operates five modern manufacturing and six distribution centers totaling over one million square feet of facilities.

ELECTROLUX AB

        Electrolux AB's ("Electrolux") principal activities are the design, manufacture, development and distribution of consumer durables and professional products. Electrolux operates through three divisions: Consumer Durables, Professional Indoor Products and Professional Outdoor Products. Consumer Durables division comprises mainly white goods, including refrigerators, freezers, cookers, washing machines, dishwashers, room air conditioners, microwave ovens, floor care products, garden equipment and light duty chainsaws. Professional Indoor Products include food service equipment for hotels, laundry equipment for apartment-house laundry rooms, launderettes, hotels and other professional users, compressor and motors, absorption refrigerators and other equipment for recreational vehicles. Professional Outdoor Products include high-performance chainsaws, clearing saws and turf-care equipment, power cutters, diamond tools and related cutting equipment.

FEDERAL SIGNAL CORPORATION

        Federal Signal Corporation ("Federal Signal") is a worldwide manufacturer and supplier of street cleaning, vacuum loader and refuse collection vehicles; fire rescue vehicles; safety, signaling and communication equipment, and tooling products. The company and its subsidiaries operate manufacturing facilities in 52 plants around the world in 12 countries, serving customers in North America, South America, Europe and Asia. Products manufactured and services rendered by the Federal Signal are divided into four operating groups: Environmental Products, Fire Rescue, Safety Products and Tool.

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  Exhibit (c)(2)
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